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                                                                EXHIBIT 10.10


                           DISTRIBUTORSHIP AGREEMENT


        This Agreement ("Agreement") is dated as of and effective as of November 18, 1996 (the "Effective Date"), by and between Endocare, Inc., a Delaware corporation having its principal place of business at 18 Technology Drive, Suite 134, Irvine, California 92618 ("Company"), and Boston Scientific Corporation, a Delaware corporation having its principal place of business at One Boston Scientific Place, Natick, Massachusetts 01760 ("Distributor").

                                   BACKGROUND


        A. Company develops, manufactures and markets surgical products, including Cryocare Systems.

        B. Distributor desires to market and distribute Company's Cryocare Systems.

        C. Company desires to grant Distributor, and Distributor desires to obtain from Company, exclusive rights to market and distribute the Cryocare Systems upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, Company and Distributor hereby agree as follows:

                                   AGREEMENT

        1.       Definitions.

                 Accessory Products shall mean the accessory products as described in Section 14.2.

                 Confidential Information shall mean any proprietary information, documents or other materials, in whatever form, including, but not limited to, business records, sales reports, marketing materials, customer lists, supplier lists, methods of operation, product information, policies and procedures, information relating to trademarks, tradenames, symbols, service marks, designs, operating manuals, patents, processes and all other business information currently existing, developed in the future or maintained by a party, and any other Proprietary Rights of a party; provided, however, Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by a party to this Agreement, (b) was available to a party on a nonconfidential basis prior to its disclosure to a party to this Agreement, (c) becomes available to a party on a nonconfidential basis from a source other than a party to this Agreement or (d) is independently developed by a party without reference to any disclosed information.

                 Cryocare Systems shall mean Company's cryosurgical device systems in the Field including up to eight cryosurgical probe outputs with the technical specifications and the components set forth in Exhibit A attached hereto, including the Eight Probe System and the Two Probe System, and any Product Improvements.

                 Eight Probe System shall mean Company's eight probe cryosurgical device system for urological applications (Cryo-18).


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                 FDA shall mean the United States Department of Health and
Human Services, Food and Drug Administration, or any successor agency.

                 Field shall mean the medical application of a Product for urology and, unless the Minimum Purchase Requirements for the Two Probe System are not agreed upon in accordance with Section 4.4 and Exhibit C with respect to the Two Probe System, gynecology and general surgery, but excluding breast tumor and non-medical applications.

                 Laws shall mean all laws, statutes, rules, regulations and ordinances of any federal, state, local, foreign or other jurisdictional government or agency.

                 Medicare Reimbursement for the Prostate Procedure shall mean the time of notification by the United States Health Care Financing Agency, or successor thereto, that it will provide reimbursement under the Medicare program for cryosurgical ablation of the prostate.

                 Minimum Purchase Requirements shall mean the minimum dollar amount of each Product to be purchased by Distributor from Company in the applicable time periods in accordance with Sections 4.4 and 12.3 and as set forth in Exhibit C.

                 Net Sales shall mean the sales price actually charged to customers by or on behalf of Distributor (excluding sales by Distributor to affiliates of Distributor) for the applicable Product or Accessory Product (including any installation costs charged to customer) less sales and use taxes, V.A.T. or other governmental taxes or charges imposed on or at the time of manufacture or sale of the applicable Product or Accessory Product, but excluding any income taxes, and less the actual amount of credit given to customers for returns or replacements of defective Products or Accessory Products, as applicable.

                 Products shall mean the Cryocare Systems, including the Two Probe System and the Eight Probe System and the Accessory Products.

                 Product Improvement shall mean any improvement, redesign or modification of a Product for use in the Field or any cryosurgery product developed or manufactured by Company for use in the Field during the term of this Agreement.

                 Proprietary Rights shall mean any and all secret or confidential information, trade secrets, specifications, tests results, analyses, data, inventions, methods, processes, formulae, compositions, designs, techniques, applications, ideas or concepts, whether or not reduced to practice relating, directly or indirectly, to a Product, including, without limitation, technology that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application; any and all copyright, trademark, patent and other applications filed or to be filed in respect to the subject matter to which such rights relate; any and all copyright and trademark registrations and patent and any other registrations obtained and to be obtained with respect thereto and any and all other rights and privileges provided under the copyright, trademark, unfair competition and other laws of the United States, the individual



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states thereof and jurisdictions foreign thereto with respect to the foregoing;
the material objects in which such rights and privileges are embodied; the goodwill associated with the foregoing; and the right to secure any and all renewals, reissues and extensions of the foregoing.

                 Specifications shall mean the Specifications for the Products as set forth on Exhibit A, as may be modified by the mutual written consent of Company and Distributor from time to time during the term of this Agreement.

                 Territory shall mean any county, possession and territory throughout the world, excluding Canada until Company's existing distribution contract for Canada is terminated or expires, and thereafter shall include Canada; provided, however, that as long as Distributor is not in breach of this Agreement and has met the Minimum Purchase Requirements, Company shall not amend, renew or extend such distribution contract for Canada and shall terminate such contract in accordance with its terms if the minimum purchase requirements set forth therein are not met.

                 Transfer Prices shall mean the prices to be paid by Distributor to Company for the Products as determined in accordance with Sections 4.1 and 4.2 and as set forth on Exhibit B.

                 Two Probe System shall mean Company's two probe cryosurgical device system for gynecological and general surgical applications (Cryo-12).

        2.       Appointment and Consideration.

                 2.1 Subject to the terms and conditions contained in this Agreement, Company hereby appoints Distributor, and Distributor hereby accepts appointment by Company, as Company's exclusive distributor of the Products in the Field in the Territory during the term of this Agreement. Notwithstanding the foregoing, no licenses or other rights to own or otherwise use any of Company's Proprietary Rights, Confidential Information or any rights to manufacture are granted to Distributor by this Agreement. Nothing in this Agreement shall prohibit Company from marketing, selling or otherwise distributing, in any manner Company elects any of the Products outside the Field in the Territory, provided Company takes reasonable steps to assure that Products are not sold or promoted for use inside the Field in the Territory by any party other than Distributor.

                 2.2 Distributor shall use reasonable commercial efforts to market, distribute and sell the Products in the Field in the Territory, including, but not limited to, advertising, creating promotional materials, maintaining sufficient sales, marketing and distribution personnel and otherwise promoting the sale of the Products as Distributor deems appropriate. Distributor shall be responsible for all costs, expenses and liabilities incurred in connection with Distributor's marketing, distribution and sale of the Products. Distributor shall comply with all applicable FDA clearances, approved marketing and labeling and all applicable Laws related to the marketing, advertising, promotion, sale or other distribution of the Products. Distributor shall use its normal marketing and distribution personnel to distribute the Products; provided, however,



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Distributor shall appoint distributors in such countries outside the United
States when Distributor determines in its discretion not to maintain its own sales and marketing employees. Notwithstanding the foregoing, in no event shall Distributor permit any party known to Distributor to be an actual or potential competitor of Company or any of their respective subsidiaries or affiliates, to market, sell or distribute any Product.

                 2.3 As consideration for the appointment and grant of exclusive rights to Distributor pursuant to this Agreement, Distributor shall pay to Company the following amounts: (a) two hundred fifty thousand dollars ($250,000) upon execution of this Agreement; (b) an additional two hundred fifty thousand dollars ($250,000) upon receipt by Company of FDA clearance for the Eight Probe System for use in oncology, urology and removal of prostate tissue; (c) an additional two hundred fifty thousand dollars ($250,000) at the time of the sale of the twentieth (20th) Product by Distributor to customers; and (d) an additional two hundred fifty thousand dollars ($250,000) at the time of Medicare Reimbursement for the Prostate Procedure.

        3.       Orders, Shipping and Acceptance.

                 3.1 Company shall manufacture and sell to Distributor the Products in accordance with the terms and conditions in this Agreement. The Products shall conform to the Specifications as set forth in Exhibit A in effect at the time of shipment.

                 3.2 No later than thirty (30) days prior to the beginning of each calendar quarter during the term of this Agreement, Distributor shall provide to Company a forecast of purchases by Distributor for each Product for the following three calendar quarters (a "Forecast"). The first quarter of each Forecast shall be a binding obligation of Distributor to purchase each of the Products in the quantities set forth for such first quarter in the Forecast and a binding obligation of Company to manufacture and sell to Distributor the Products in such quantities during such first quarter. The second and third quarters of each Forecast shall be non-binding.

                 3.3 Purchases of Products by Distributor shall be made pursuant to written purchase orders submitted by Distributor to Company by mail or facsimile at the address specified in Section 18.8 (with confirmation by mail if faxed) from time to time during the term of this Agreement.
Distributor shall submit all orders to Company on Distributor's standard purchase order, in the form attached hereto as Exhibit D. Purchase orders shall identify the Products ordered, the quantities of Products, the requested shipping date, designated shipping carrier, shipping destination and other instructions. If any of the terms or conditions contained in such purchase order are inconsistent or contrary to the terms and conditions of this Agreement or the purchase order attached to this Agreement as Exhibit D, then the terms of this Agreement shall govern; provided, however, the only warranties and indemnities given by Company are set forth in this Agreement notwithstanding anything contained in the purchase order attached to this Agreement as Exhibit D or other purchase order delivered by Distributor to Company. If the purchase order is in excess of the Forecast provided in
Section 3.1, then Company shall be obligated to deliver only up to one hundred twenty-five percent (125%) of the Forecast during the applicable time period.





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                 3.4      All Products shall be shipped to Distributor F.O.B.
the Company at 18 Technology Drive, Suite 134, Irvine, California 92618. Distributor shall designate the shipping address, shipping method and shipping carrier on all purchase orders and will be responsible for all freight and shipping costs and for all claims, damages or other liabilities arising from the shipment or delay in shipment of the Products by the carrier.

                 3.5 Distributor shall have the right to reject any Product which fails to meet the Specifications set forth in Exhibit A by notifying Company in writing, in reasonable detail, the basis for such rejection within thirty (30) days after receipt of the Product and returning such rejected Product to Company within forty-five (45) days after receipt of the Product. All Products not properly rejected in accordance with the terms hereof shall be deemed accepted by Distributor and conforming to the Specifications. Company shall credit Distributor's account for the full amount of any purchase price which Distributor may have paid to Company with respect to such rejected Products if the rejected Products fail to meet the Specifications.

        4.       Transfer Pricing and Payment Terms.

                 4.1 In addition the amounts payable under Section 2.3, Distributor shall pay Company the Transfer Prices set forth on Exhibit B for each Product. The Transfer Prices shall be effective for one (1) year following the Effective Date of this Agreement. Within a reasonable time before each anniversary date of the Effective Date of this Agreement, Company and Distributor shall negotiate in good faith and mutually agree upon new Transfer Prices to be effective for the following twelve (12) month period. If Distributor and Company shall not agree on new Transfer Prices within fifteen
(15) days into such new year, then the Transfer Prices for such new year shall be the Transfer Prices for the prior year as adjusted by the increase or decrease in the Consumer Price Index - All Urban Consumers, U.S. city average, for the prior year as reported by the U.S. Department of Labor, Bureau of Labor Statistics, or successor agency thereto. Exhibit B shall be revised to reflect any such change in the Transfer Prices. If market conditions for a Product substantially change due to competitive products, the parties shall negotiate in good faith and mutually agree upon a new Transfer Price for such Product. Exhibit B shall be revised to reflect such mutually agreed upon price.

                 4.2      Company shall sell to Distributor up to one hundred
(100) probes per year at a price of sixty dollars ($60.00) each, and after January 1, 1998, up to five (5) Eight Probe Systems and five (5) Two Probe Systems per year for the Demo Transfer Prices listed on Exhibit B, solely to be used by Distributor for demonstration purposes. Company and Distributor shall mutually agree upon the number, but in no event fewer than ten (10), of each of the Eight Probe Systems and the Two Probe Systems, which Distributor may purchase during the period prior to January 1, 1998 for the Demo Transfer Prices listed on Exhibit B, solely to be used by Distributor for demonstration purposes.

                 4.3 The purchase price for Products shall be paid by Distributor to Company as follows: (a) until January 1, 1998 twenty percent (20%) upon receipt of a purchase order from Distributor by Company and the remaining eighty percent (80%) net thirty (30) days from





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delivery of the Product and (b) on and after January 1, 1998, one hundred percent (100%) of purchase price net thirty (30) days from delivery of the Product.

                 4.4 Distributor shall purchase the Minimum Purchase Requirements of each Product from Company in the applicable time periods as set forth in Exhibit C. If and when there are a lack of sales of Products by Distributor solely as a result of unforeseen regulatory (including lack of Medicare Reimbursement for the Prostate Procedure) or clinical circumstances relating to a Product or failure of Company to timely deliver Products in compliance with Specifications (provided, however, Company shall only be obligated to deliver up to one hundred twenty-five percent (125%) of the Forecast during the applicable time period), the parties shall negotiate in good faith and mutually agree upon new Minimum Purchase Requirements for the Product for the relevant period. Exhibit C shall be revised to reflect any mutually agreed upon changes.

        5.       Installation, Service and Warranty.

                 5.1 All Products delivered by Company under this Agreement shall be installed by Distributor; provided, however, Distributor shall not charge any customer for installation of any Products unless installation charges are included in Net Sales. Distributor shall maintain sufficient personnel as it deems commercially reasonable to install all Products. Company shall provide assistance, at the cost of Distributor, to train Distributor's personnel in such installation of the Products.

                 5.2 Nothing in this Agreement shall prohibit Company from offering any service, repair, replacement, maintenance or similar contract (a "Service Contract"), and/or having a qualified third party contract service company fulfill all or part of manufacturer's obligations under Service Contracts with any customer possessing a Product. Distributor agrees to provide Company with information to permit Company to offer Service Contracts to persons possessing a Product pursuant to this Section.

                 5.3 Distributor shall have the right to sell Service Contracts on behalf of Company on terms reasonably acceptable to Company. Company shall pay to Distributor a commission equal to ten percent (10%) of the sales price received by Company for each Service Contract sold by Distributor.

                 5.4 If Company fails to render adequate service, repair, replacement or maintenance to any customer of Distributor under a Service Contract at competitive rates, Distributor may, if Company does not cure such failure within thirty (30) days after written notice from Distributor to Company specifying in detail such failure, assume such Service Contract and provide such service, repair, replacement or maintenance under such Service Contract to such customer of Distributor. In the event that Distributor assumes such Service Contract, Company shall provide a one-year warranty to Distributor from the date of shipment of the Product on all parts for the Products covered by the applicable Service Contract. Company will provide replacement parts to Distributor at no charge to replace any defective parts in a





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Product covered by the applicable Service Contract, except for disposables for a period of twelve (12) months from the date of shipment of the Product. Defects or breakage due to negligence, tampering, abuse of the Product, unauthorized entry or intrusion of the Product shall not be covered. Company shall also not be liable for any damage arising from normal wear and tear or exposure to contaminated environments. Disposable items shall only be replaceable if the original packaging from Company has not been torn, broken or otherwise compromised and the sterilization period has not expired.

                 5.5 Company shall provide a warranty to the original customer who purchased a Product from Distributor covering all parts and labor for the Product from defects in materials or workmanship under normal usage (excluding disposables) for a one (1) year period from the date of shipment of the Product. Company will provide replacement parts to customers at no charge to replace any defective parts in a Product during such one (1) year period. Defects or breakage due to negligence, tampering or abuse of the Product or unauthorized entry or intrusion of the Product by other than Company personnel or their authorized representative shall not be covered. Company shall also not be liable to customer for any damage arising from normal wear and tear or exposure to contaminated environments. Contamination includes, but is not limited to, dust, graphite, soot, lint, dew (city water below dewpoint), tobacco smoke, oils (including fingerprints) and condensible vapors.
Disposable items shall only be replaceable if the original packaging from Company has not been torn, crushed, broken or otherwise compromised and the sterilization period has not expired. In order to return a Product to Company, customer shall notify Company in writing describing such damage in reasonable detail within ten (10) days, and shall return the damaged part or Product to Company within fifteen (15) days, of discovery of such damage. Upon receipt of such written notice and return of the part or Product, Company shall promptly repair or issue a replacement part or Product to customer at no charge.
Damaged disposables must be returned to Company within fifteen (15) days of discovery of damage by customer of the Product to receive replacement. All other guaranties, warranties, conditions and representations to customer, either express or implied, whether arising under any Law, commercial usage or otherwise, including implied warranties of merchantability and fitness for a particular purpose, shall be excluded and in no event shall Company be liable to customer for any special or consequential damages. Distributor shall notify each customer of the terms and conditions of this warranty.

                 5.6 This Section 5 shall survive the termination of this Agreement.

        6.       Research and Development and Product Improvements.

                 6.1 Company shall, at its sole expense, engage in research and development projects in the ordinary course of business to sustain and maintain its engineering projects and the Products. Company and Distributor shall mutually agree at the beginning of each year during the term of this Agreement on the research and development projects and budgets to be undertaken by Company outside the scope of the foregoing sentence to continue the development of the Products and enhance the application of the Products. Distributor shall reimburse





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Company quarterly for fifty percent (50%) of all amounts expended by Company in accordance with such projects and budgets outside the scope of the first sentence of this Section 6.1.

                 6.2 If a Product Improvement results during the term of this Agreement from the research and development conducted in accordance with
Section 6.1, Distributor shall have the right to distribute the Product Improvement on an exclusive worldwide basis under the terms of this Agreement. Distributor and Company shall negotiate in good faith and mutually agree upon the Transfer Price to be paid by Distributor to Company (which shall be consistent with other prices being charged under this Agreement) and the Minimum Purchase Requirements of Distributor for the Product Improvement (which shall be consistent with other Minimum Purchase Requirements under this Agreement). If Distributor elects not to distribute the Product Improvement or if it does not notify Company in writing of its intention to distribute the Product Improvement within sixty (60) days after receipt of documentation reasonably acceptable to Distributor from Company concerning the Product Improvement, Company shall have the right to market, distribute and sell the Product Improvement in any manner it elects.

                 6.3 If any product is developed by Company which is not a Product Improvement or is for use outside the Field, Company shall have the right to market, distribute and sell such product in any manner it elects.

        7.       Manufacturing.

                 7.1 Company shall manufacture the Products in compliance with, and shall use its reasonable commercial efforts to cause all third parties which manufacture or assemble any of the Products or components thereof to comply with, all applicable regulations promulgated by the FDA, including, but not limited to, good manufacturing practices as are in effect during the term of this Agreement. The Products manufactured by or on behalf of Company shall comply with the Specifications set forth in Exhibit A, as amended from time to time by mutual agreement of the parties, and shall be free from material defects. Without the written consent of Distributor, Company shall not make any change in the design, materials, manufacturing procedures or process which would alter the Specifications for the Product. The Products will not be adulterated or misbranded at the time of delivery by Company within the meaning of the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "Act"). All labels, packages, shipping containers and marketing materials shall comply with all applicable FDA clearances, approved labeling and other applicable Laws.

                 7.2 Distributor shall have the right during business hours upon advance written notice to Company to have qualified employees of Distributor inspect Company's and its subcontractors' manufacturing facilities where the Products are manufactured to assure compliance by Company with quality assurance procedures and good manufacturing practices. All information obtained during such reviews shall be treated as Confidential Information of Company.





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        8.       Catastrophic Event.  If Company elects to discontinue or is unable to continue to manufacture or deliver any Product ordered by Distributor for any reason other than the occurrence of any event specified in Section 16, and such failure to deliver such Product continues for at least one hundred twenty (120) consecutive days after receipt of written notice to Company from Distributor describing in reasonable detail such failure (a "Catastrophic Event"), Distributor may obtain that Product from a toll manufacturer reasonably acceptable to Company or require Company to establish another source to manufacture the Product, or permit Distributor to manufacture the Product. Company shall provide the alternative manufacturer with all technical assistance and licenses reasonably necessary to manufacture the Product for the period of time that such condition causing the Catastrophic Event continues and, unless otherwise agreed to by Distributor, not less than one (1) year from the occurrence of the Catastrophic Event. During such period of time that Distributor is obtaining a Product from a source, including itself, other than Company, Distributor shall pay to Company a royalty payment on the sale of each Product equal to eight percent (8%) of the amount of Net Sales for such Product for such time. Such royalty payment shall be payable by Distributor to Company on a quarterly basis for sales of Products made in the prior quarter. In such event and for such period of time, no Transfer Prices will be owed and Minimum Purchase Requirements shall be inapplicable.

        9.       Regulatory Compliance.

                 9.1 Company shall, after consultation with Distributor, use its reasonable commercial efforts to promptly obtain all regulatory approvals and registrations necessary to manufacture and sell the Products in the United States. Distributor shall, after consultation with Company, use its reasonable commercial efforts to promptly obtain all regulatory approvals and registrations that Distributor deems necessary and commercially reasonable to distribute and market the Products in the Territory, other than the United States. Each party shall cooperate as reasonably requested by the other party to carry out the terms of this Section.

                 9.2 Each party shall provide the other party with a copy of any reported adverse experience involving any Product promptly after such occurrence. Any death, serious injury, potential for occurrence of the same or change in the frequency or occurrence in field experiences required to be reported by either party to the FDA shall be reported to the other party in a manner and time which will enable such other party to comply with such regulations in a timely manner.

                 9.3 If the FDA or any other regulatory agency, Company or other applicable Law requires any recall, field corrective action or other similar action of a Product, each party shall notify the other party in writing of such recall, field corrective action or similar action required. The parties shall cooperate with each other in determining the response to the regulatory authority, the content and timing of all press releases, advisory letters or other publicity and in taking all steps to make such recall or other corrective action. If such recall or corrective action is based upon a manufacturing or design defect or similar manufacturing failure, Company shall reimburse Distributor for its reasonable expenses in connection with such recall or corrective action. If the recall or corrective action is based upon any marketing, distribution,





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sale, use or promotion of the Product, Distributor shall reimburse Company for its reasonable costs in connection with such recall and corrective action.

        10.      Trademarks.

                 10.1 The Products shall be labelled as instructed by Distributor in accordance with FDA requirements and other applicable Laws. The Products may include a trademark selected by Company and affixed to the Product by Company prior to the delivery of the Product to Distributor in a manner and location reasonably acceptable to Distributor. Such a trademark shall be filed by Company and shall remain the property of Company.

                 10.2 Distributor shall have the right to market and sell the Products, alone or together with other Products of the Distributor, under trademarks selected by Distributor, which trademarks shall be filed by Distributor and shall remain property of Distributor until termination of this Agreement for any reason, in which case, Distributor shall transfer, assign and convey to Company all rights, title and interest in, to and under such trademarks; provided, however, Distributor shall not transfer to Company any trademarks which are the names of companies affiliated with Distributor. Neither party shall have any rights to any Proprietary Rights or other Confidential Information of the other party, whether during the term of this Agreement or thereafter, except as expressly set forth in this Agreement.

                 10.3 Each party shall promptly notify the other party in writing in reasonable detail if it becomes aware of any (a) person infringing on any trademarks or other Proprietary Rights relating to any Product, (b) person alleging infringement of any trademark or other Proprietary Right of such person relating to any Product by Company, Distributor or any of their respective agents, (c) unauthorized disclosure of Confidential Information or
(d) other claim made by any other person with respect to any Product.

        11.      Indemnification and Insurance.

                 11.1 Excluding matters for which Distributor is responsible under Section 11.2, Company shall indemnify and hold Distributor, its affiliates, subsidiaries, subdistributors, officers, directors and employees, harmless from any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and costs) which Distributor may incur or suffer arising out of, based upon or caused by, (a) any alleged defect in the design, materials, workmanship or manufacture of a Product, failure to conform to Specifications or a malfunction of any Product manufactured by or on behalf of Company, (b) any alleged infringement of intellectual property rights related to the Products or (c) any material misrepresentation or breach of any material warranty or covenant hereunder by Company.

                 11.2 Excluding matters for which Company is responsible under Section 11.1, Distributor shall indemnify and hold Company, its affiliates, subsidiaries, submanufacturers, officers, directors and employees, harmless from any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and costs) which Company may incur





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or suffer arising out of, based upon or caused by, (a) any alleged negligent handling, alteration or change by or on behalf of Distributor of any Product,
(b) any promotional claims, advertising, sales, marketing or other distribution methods made by or on behalf of Distributor relating to any Product not included in labels or directions for use provided by Company which comply with FDA requirements and applicable Laws, (c) any use made by or on behalf of Distributor of any Product in violation of this Agreement or (d) any material misrepresentation of any representation, or breach of any material warranty or covenant hereunder by Distributor.

                 11.3 Promptly after receipt by an indemnified party pursuant to this Agreement of any claim for damages covered by the indemnification set forth in this Section 11, such indemnified party shall promptly notify the indemnifying party in writing of such claim. If prompt notice of such claim is not given, the indemnified party shall have no right to indemnification hereunder. Notwithstanding the foregoing, no indemnifying party shall be liable for the payment of any settlement entered into without its prior written consent.

                 11.4 Each party shall, at its own expense, maintain insurance (from an insurance company reasonably satisfactory to the other party) for negligent, willful or unlawful acts or omissions to cover the types of claims for which each party is providing indemnification under Section 11, in an amount not less than $1,000,000 per occurrence. Each party shall name the other party as an additional insured under such insurance policy and require the insurance company to notify such additional insured within thirty
(30) days of any termination or change in coverage. Each party shall provide the other party with a certificate evidencing compliance with the insurance obligations under this Section.

                 11.5 This Section 11 shall survive the termination of this Agreement.

        12.      Term and Termination.

                 12.1 This Agreement shall be effective from the Effective Date and shall remain effective for eight (8) years from the Effective Date, unless earlier terminated pursuant to this Section 12.

                 12.2 This Agreement may be terminate prior to the end of the term of this Agreement as follows:

                          (a)     By either party, in the event that the other
party (i) files a petition in bankruptcy or similar proceeding, (ii) has a petition in bankruptcy or similar proceeding filed against it and such proceeding is not dismissed within sixty (60) days after filing, (iii) has a receiver appointed for its assets which is not withdrawn within sixty (60) days or (iv) makes a general assignment for the benefit of its creditors;

                          (b)     By either party, in the event the other party
breaches a material provision of this Agreement, which breach is not cured within sixty (60) days after receiving





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
written notice of the breach in reasonable detail; provided, however, that all payment defaults must be cured within thirty (30) days after written notice;

                          (c)     By Company in accordance with Section 12.3;
and

                          (d)     By Distributor in accordance with Section
17.2.

                 In the event of a termination under this Section 12.2, each party shall fulfill all obligations existing as of the effective date of the termination, and all indebtedness of each party to the other party shall become immediately due and payable.

                 12.3 Subject to Section 4.4 and Exhibit C, if Distributor fails to meet the Minimum Purchase Requirements for any Product in the applicable time period as set forth in Exhibit C, Company shall have the option, exercisable in its sole discretion, to terminate this Agreement with respect to the Product which Distributor did not meet the Minimum Purchase Requirements or may elect to terminate the exclusive distribution rights of Distributor with respect to the Product and sell the Product to Distributor on a non-exclusive basis. Company shall exercise such option by giving written notice to Distributor specifying such failure. Distributor shall have thirty
(30) days following receipt of such notice to cure the failure to meet the Minimum Purchase Requirements for such Product by either submitting purchase orders to Company for any deficiency amount, together with payment of one hundred percent (100%) of the purchase price for such purchase orders, or paying to Company the difference between Company's cost of goods sold for the Product determined in accordance with generally accepted accounting principles, consistently applied, and the Transfer Price payable under this Agreement relating to the deficiency amount. If such amount is paid to Company by Distributor within such thirty (30) day period, neither this Agreement nor the exclusivity with respect to the Product shall be terminated by Company. For purposes of calculating the Minimum Purchase Requirements, all components constituting the applicable Product purchased by Distributor during the applicable period shall be included in the calculation of the Minimum Purchase Requirements for the applicable Product.

        13.      Purchase Right.

                 13.1 Distributor shall have the option, exercisable in its sole discretion, by giving Company written notice of its election to exercise this option within thirty (30) days from the applicable Purchase Date, to purchase the assets and intellectual property owned by Company relating to the Cryocare Systems, provided that the Minimum Purchase Requirements have been met by Distributor (or waived by Company in writing) for all periods prior to the applicable Purchase Date for each Product and Distributor is not in breach of this Agreement, at twenty-four (24) months, thirty-six (36) months and forty-eight (48) months from the date of Medicare Reimbursement for the Prostate Procedure (each, a "Purchase Date") as follows:

                          (a)     On the Purchase Date twenty-four (24) months
from the date of Medicare Reimbursement of the Prostate Procedure, provided that the Purchase Date is not later than January 1, 2003, for a purchase price equal to the greater of $40 million or 1.7 multiplied by the amount of Net Sales of the Products by or on behalf of Distributor during the twelve (12) month period immediately prior to such Purchase Date;

                          (b)     On the Purchase Date thirty-six (36) months
from the date of Medicare Reimbursement of the Prostate Procedure, provided that the Purchase Date is not later than January 1, 2004, for a purchase price equal to the greater of $50 million or 1.5 multiplied by the amount of Net Sales of the Products, by or on behalf of Distributor for the twelve (12) month period immediately prior to such Purchase Date; or

                          (c)     On the Purchase Date forty-eight (48) months
from the date of Medicare Reimbursement of the Prostate Procedure, provided that the Purchase Date is not later than October 1, 2005, for a purchase price equal to the greater of $60 million or 1.3 multiplied by the Net Sales of the Products, if applicable, by or on behalf of Distributor for the twelve (12) month period immediately prior to such Purchase Date.

                 The purchase price under this Section 13.1 shall be payable in cash, unless Company agrees, in its sole discretion, to accept stock, notes or other consideration. The purchase price shall be payable by Distributor at a closing of such sale which shall occur within sixty (60) days of the exercise of the purchase option by Distributor. On the closing date, Company shall assign, sell and transfer all of the assets and intellectual property relating to the Cryocare Systems to Distributor free and clear of all liens, charges, mortgages, security interests or other encumbrances and Distributor shall pay to Company the applicable purchase price.

                 13.2     In addition to the purchase right set forth in
Section 13.1, if Company receives a bona fide offer from any third party to purchase all or substantially all of the assets related to the Cryocare Systems, Company shall promptly give written notice to Distributor of the material terms of such offer. Distributor shall have the option to purchase such assets for the purchase price, the type of consideration and the terms specified in the notice. Distributor shall give written notice to Company on or before thirty (30) days after receipt of such notice, indicating its election to purchase such assets on such terms. If notice from Distributor of its election to purchase is not received by Company within such thirty (30) day period, Distributor shall be deemed to have waived its right to purchase.

        14.      Non-Competition.

                 14.1 During the term of this Agreement, and for an additional eighteen (18) months after termination of this Agreement in the event Company terminates this Agreement under Section 12.2 or 12.3 (subject to Section 4.4 in the case of a termination pursuant to Section 12.3), Distributor shall not, directly or indirectly, without Company's prior written consent which it may withhold for any reason, develop, market, sell, distribute or otherwise produce cryomedical or cryosurgical products in the Field competitive with any Product.

                 14.2 Notwithstanding the foregoing, Company shall give Distributor the option to manufacture and market the Cryosurgical Drape Pack (CRYO-51) and the Percutaneous Access Kit (CRYO-52) as accessory products to the Products (an "Accessory Product"); provided, however, that Distributor shall pay Doug Chinn, M.D. a royalty payment on the sale of each Accessory Product equal to five percent (5%) of Net Sales for such Accessory Product or such other amount and on such terms as mutually agreed upon between Distributor and Doug Chinn, M.D.

                 14.3 Distributor shall maintain copies of written books, records and sufficient documentation relating to Net Sales of the Products and Accessory Products made by Distributor, which books, records and documents shall be available to authorized representatives of Company for inspection and audit during normal business hours upon advance notice to Distributor for purposes of verifying the amounts payable by Distributor under Sections 8, 13.1 and 14.2.

        15. Confidential Information. Each party represents, warrants and covenants that it has not, directly or indirectly, disclosed and agrees that it shall not, directly or indirectly, disclose to any third persons during the term of this Agreement or thereafter, any Confidential Information or the terms or substance of this Agreement, except as required to be disclosed by Law or legal process. Except as required by Law or legal process, without the prior written consent of the other party, no party shall (a) release, disseminate or otherwise disclose any Confidential Information, in whole or in part, to any third person; (b) permit the use or appropriation of any Confidential Information by any third person; (c) use or evaluate any Confidential Information for any purpose other than as expressly provided in this Agreement; or (d) commercially or otherwise exploit any Confidential Information in any way or allow any third person to do so. If and when this Agreement is terminated for any reason, each of the parties shall promptly deliver to the other party any and all Confidential Information obtained during the term of this Agreement, and all copies (except for one archival copy) shall be returned to Company or destroyed.

        16. Force Majeure. If either party is prevented from performing any of its obligations under this Agreement due to any cause which is beyond the non-performing party's reasonable control, including, but not limited to, fire, explosion, flood, other acts of God, acts, regulations or ordinances of any government, war, riots, civil commotions, embargoes, strikes, blackouts, boycotts, labor dispute, shortages of materials or energies or other failure of public utilities or common carriers, or other unforeseeable causes beyond the control of such party, such non-performing party will promptly give notice thereof to the other party and use reasonable commercial efforts to cure such non- performance and resume performance and such delay in performance shall not constitute a breach of this Agreement.

        17.      Patent Opinion.

                 17.1 If during the term of this Agreement, Distributor shall receive an opinion from patent counsel, reasonably acceptable to Company, to the effect that Distributor should suspend sales of a Product since further sales will infringe in a material respect on the intellectual property rights of a third party and subject Distributor to material liability, then Distributor shall have the option, exercisable in its sole discretion, to terminate this Agreement with respect to the Product covered by such patent opinion. Distributor shall exercise such option by giving written notice to Company with the patent opinion. Company shall have one hundred twenty (120) days following receipt of such patent opinion to cure the alleged infringement with respect to such Product. If Company cures such infringement within such one hundred twenty (120) day period, this Agreement with respect to the Product shall not be terminated by Distributor.

                 17.2 If, within thirty-six (36) months from the Effective Date of this Agreement, Distributor is prohibited from selling a Product for a period of at least one hundred and twenty (120) consecutive days because of an infringement by Company of the intellectual property rights of any other party, Company shall pay to Distributor any amounts received by Company from Distributor under Sections 2.3(b), 2.3(c) and 2.3(d).

        18.      Miscellaneous.

                 18.1 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings and agreements.

                 18.2 Amendment. This Agreement may not be modified or amended by the parties hereto except by a written instrument executed by both parties.

                 18.3 Waiver. Any waiver of any term, covenant or condition of this Agreement by any party hereto shall not be effective unless set forth in a writing signed by the party granting such waiver, and in no event shall any such waiver be deemed to be a continuing waiver or a waiver of any other term, covenant or condition.

                 18.4 Assignment. No party shall assign this Agreement or any part of it without the prior written consent of the other party. Notwithstanding the foregoing, if either party sells or otherwise transfers all or substantially all of its business to another person, subject to Section 13.2, whether by way of an asset sale, merger or consolidation, such party may, without consent from the other party, assign, sell or otherwise transfer this Agreement in connection with such sale of such party. Any such assignee shall assume all obligations under this Agreement; provided, however, no such assignment shall relieve any party of responsibility for the performance of any obligation which such party had prior to such assignment.

                 18.5 Successors. Subject to Section 18.4, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

                 18.6 Relationship of Parties. Each party agrees to perform this Agreement solely as an independent contractor and shall not hold itself out as an employee, agent, joint venturer or partner of the other party.

                 18.7 Severability. If any one or more of the terms, conditions or provisions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be construed as narrowly as possible, and each and all of the remaining terms, provisions and conditions of this Agreement and their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

                 18.8 Notices. Any notices or other communications given by either party under this Agreement shall be in writing and shall be (a) delivered personally, (b) transmitted by facsimile machine with confirmation in writing mailed first class, (c) sent by a nationally recognized overnight courier or overnight mail that guarantees overnight delivery or (d) sent by registered or certified United States mail with return receipt requested, postage prepaid, addressed as follows:

        If to Company:    Endocare, Inc.
                          18 Technology Drive, Suite 134
                          Irvine, CA  92618
                          Attention:  President
                          Facsimile No.: (714) 450-1413

                          With a copy to:  Elaine R. Levin
                                           Riordan & McKinzie
                                           695 Town Center Dr., Suite 1500
                                           Costa Mesa, CA 92626
                                           Facsimile No.:  (714) 549-3244

        If to             Boston Scientific Corporation
        Distributor:      One Boston Scientific Place
                          Natick, MA  01760
                          Attention:  President
                          Facsimile No.:  (508) 650-8922

                          With a copy to:  Roger Feldman
                                           Bingham, Dana & Gould LLP
                                           150 Federal Street
                                           Boston, MA  02110
                                           Facsimile No.:  (617) 951-8736

                 Any such notice shall be effective (a) upon receipt if personally delivered, (b) on the date of the facsimile transmission (which date is indicated by the facsimile machine of the party) if sent by facsimile and confirmed by mail, (c) on the first business day if sent by a nationally recognized overnight courier or overnight mail that guarantees overnight delivery and (d) on the third business day following the date of mailing if sent by registered or certified mail.

Each party may change the address to which notices are to be delivered by giving notice as provided in this Section.

                 18.9 Section Headings. Sections headings are inserted herein and solely for the purpose of convenience of reference and shall not construed as part of this Agreement.

                 18.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same Agreement.

                 18.11 Arbitration. The parties hereby consent to the resolution by binding arbitration of all claims or controversies in any way arising out of, relating to or associated with this Agreement. Any arbitration required by this Agreement shall be conducted before a single arbitrator, knowledgeable in the field, in Orange County, California in accordance with the commercial arbitration rules of the American Arbitration Association then existing, and any award, order or judgment pursuant to such arbitration may be enforced in any court of competent jurisdiction. The arbitrator shall apply rules of Delaware law. All such arbitration proceedings shall be conducted on a confidential basis. Notwithstanding the foregoing, either party may seek injunctive or other equitable relief in a court of law without proceeding through arbitration. In the event either party to this Agreement shall bring any action to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred by such party in connection with such action.

                 18.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized corporate officers as of the date first above written.

"COMPANY"                               "DISTRIBUTOR"

ENDOCARE, INC.,                         BOSTON SCIENTIFIC CORPORATION,
a Delaware corporation                  a Delaware corporation




By: /s/ PAUL W. MIKUS                   By:  /s/ LAWRENCE C. BEST
    -----------------------------            ----------------------------------
    Name:   Paul W. Mikus                    Name:   Lawrence C. Best
    Title:  President                        Title:  Chief Financial Officer